Exhibit 10.44

J. ALEXANDER’S HOLDINGS, INC. (THE “COMPANY”)

SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

RETAINERS	2021
Board Retainers	$45,000

In addition, there are annual retainer fees for non-employee directors serving as a chair of any standing committee of the Board.  The additional retainer fee for committee chairs for 2021 are $15,000 for the Audit Committee, $10,000 for the Compensation Committee, and $7,500 for the Nominating and Corporate Governance Committee. Each director who is not also an employee of the Company is eligible for grants of non-qualified stock options and restricted shares under the J.  Alexander’s Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Equity Incentive Plan”). Each non-employee director was granted 20,000 stock options in each of the 2015, 2016 and 2018 fiscal years.  Further, each non-employee director was granted 10,500 and 10,500 restricted shares in the 2019 and 2020 fiscal years, respectively. The restricted period for the 2019 grant is four years with the restriction expiring in four equal installments on the first four anniversaries of their respective grant dates. The restricted period for the 2020 grant is one year and fully vest on their anniversary date. No non-employee director is eligible for a grant of incentive stock options under the Equity Incentive Plan.

II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current fiscal 2021 annual base salaries and the fiscal 2020 incentive compensation cash bonus awards for the Company’s Executive Chairman, Chief Executive Officer and Chief Operating Officer (the “Named Officers”).

		FISCAL 2020
	2021	CASH
	BASE	BONUS
EXECUTIVE OFFICER	SALARY	AMOUNT
Lonnie J. Stout II	$400,000	$0
Mark A. Parkey	400,000	0
J. Michael Moore	285,000	0

The following table sets forth the fiscal 2021 cash bonus targets as a percentage of base salary set for the Company’s Named Officers pursuant to a 2021 cash incentive bonus plan under the Equity Incentive Plan.

EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM
Lonnie J. Stout II	50%	100%	200%
Mark A. Parkey	50%	100%	200%
J. Michael Moore	25%	50%	100%

The bonuses will generally be determined based upon the Company’s achieving designated levels of earnings before net interest expense, income taxes, depreciation, amortization, pre-opening expense, certain impairment charges, if applicable, any restaurant closing costs, any transaction, contested proxy and other related expenses, if applicable, any non-cash compensation, any loss from discontinued operations, any change in deferred compensation accruals that result from interest rate changes, and any other items that do not reflect our performance for a given fiscal year, or “adjusted EBITDA.”

The Named Officers are also eligible to receive incentive equity awards pursuant to the Equity Incentive Plan.

III. ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2021 annual meeting of shareholders.